EXHIBIT 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: 440-523-4343 margarethagan@eaton.com

Date	December 3, 2020
For Release	Immediately
Contact	Margaret Hagan, 440-523-4343

Eaton appoints Thomas B. Okray executive vice president and chief financial officer

Richard H. Fearon to retire

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced that Thomas B. Okray has been named executive vice president and chief financial officer effective April 1, 2021. He succeeds Richard H. Fearon, vice chairman and chief financial and planning officer, who will be retiring on March 31, 2021. In this role, Okray will report to Craig Arnold, Eaton’s chairman and chief executive officer.

Okray joins Eaton from W.W. Grainger where he was senior vice president and chief financial officer. Throughout his career, Okray has held various leadership roles including executive vice president and chief financial officer for Advance Auto Parts; vice president, Finance, Global Customer Fulfillment at Amazon; and chief financial officer, Global Product Development, Purchasing and Supply Chain at General Motors.

Okray holds a bachelor’s degree in chemical engineering from Michigan State University and an MBA from the University of Chicago.

Okray and his family will relocate to Cleveland, Ohio.

“I’d like to extend a sincere thank you to Rick for his 18 years of service to Eaton,” said Arnold. “Over the years, Rick has been an instrumental figure in shaping Eaton into the company it is today. He is highly respected in the investment community and has been a trusted partner to our senior leadership team, our board, and to me. We wish him and his family the best for the future.”

Over the next few months, Okray and Fearon will be working together to ensure a smooth leadership transition.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit Eaton.com.

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